POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below, being a director or officer of Prudential Annuities Life Assurance Corporation (“PALAC”), constitutes and appoints Lynn K. Stone, William J. Evers, Douglas E. Scully, Kristin M. Gemski, and Richard H. Kirk, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorneys-in-fact may deem necessary or advisable under any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with where applicable: Registration statements of the appropriate forms prescribed by the Securities and Exchange Commission, and any other periodic documents and reports required under the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all amendments thereto executed on behalf of PALAC filed with the Securities and Exchange Commission for the Registrations listed on Schedule A.

IN WITNESS WHEREOF, I have hereunto set my hand this 29th day of March, 2016.

/s/ George M. Gannon
George M. Gannon

Schedule A

Prudential Annuities Life Assurance Corporation Variable Account B (Reg. No. 811-05438) and flexible premium deferred annuity contracts (Reg. Nos. 333-96577, 333-71654, 333-71672, 333-71834, 333-150220, 333-152411, and 333-08853); Form N-4 registration statement(s) to be filed as necessary

Prudential Annuities Life Assurance Corporation - Market Value Adjustment (Reg. Nos. 333-198399, 333-198396, 333-198426, 333-198394, 333-198417, 333-198395, 333-198425, 333-198421, 333-198424, 333-198419, 333-198418, and 333-198420).